FEDERAL SIGNAL
Moves. Cleans. Protects.

1415 West 22nd Street, Suite 1100
Oak Brook, Illinois 60523
630.954.2000
federalsignal.com

# Federal Signal Completes Acquisition of Trackless Vehicles

**OAK BROOK, Illinois, April 3, 2023 —** Federal Signal Corporation (NYSE: FSS) (the "Company"), a leader in environmental and safety solutions, today announced that it has completed the acquisition of substantially all the assets and operations of Trackless Vehicles Limited ("Trackless"), a leading manufacturer of multi-purpose, municipal sidewalk tractors. The acquisition also includes the operations of Work Equipment Limited, the exclusive Trackless dealer in Southwestern and Northern Ontario, Canada. The signing of the purchase agreement was previously announced on February 23, 2023.

The Company expects the acquisition to be accretive in 2023.

**About Federal Signal**

Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: direct and indirect impacts of the coronavirus pandemic and the associated government response, risks and adverse economic effects associated with emerging geopolitical conflicts, product and price competition, supply chain disruptions, work stoppages, availability and pricing of raw materials, cybersecurity risks, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission.

**Contact:** Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com